Exhibit 99.1

Contact:	Michael R. Sand,
President & CEO Dean J. Brydon, CFO (360) 533-4747

Timberland Bancorp EPS Increases 40% to $0.21 for First Fiscal Quarter
Declares Dividend to Common Shareholders

HOQUIAM, WA – January 21, 2013 - Timberland Bancorp, Inc. (NASDAQ: TSBK) (“Timberland” or “the Company”) today reported net income of $1.71 million for the quarter ended December 31, 2012.  Net income to common shareholders, after adjusting for the preferred stock dividend and the preferred stock discount accretion was $1.44 million, or $0.21 per diluted common share.  This compares to net income to common shareholders of $883,000, or $0.13 per diluted common share, for the quarter ended September 30, 2012 and net income to common shareholders of $1.02 million, or $0.15 per diluted common share, for the quarter ended December 31, 2011.

“We are pleased to report a solid first fiscal quarter with continued loan growth, sustained mortgage banking activity and a stable net interest margin,” stated Michael R. Sand, President and CEO.  “I am also pleased to announce that Timberland’s Board of Directors has declared a cash dividend of $0.03 per common share payable on February 20, 2013 to shareholders of record on February 6, 2013.”

“We reported last month that the FDIC and the State of Washington Department of Financial Institution’s Memorandum of Understanding (“MOU”) with Timberland Bank had been rescinded.  We can now report that the MOU between the Federal Reserve Bank of San Francisco and Timberland Bancorp, Inc. was rescinded on January 15, 2013,” commented Sand.

Fiscal First Quarter 2013 Highlights (at or for the period ended December 31, 2012, compared to December 31, 2011, or September 30, 2012):

•	Earnings per diluted common share for the current quarter increased 62% to $0.21 from $0.13 for the preceding quarter and increased 40% from $0.15 for the comparable quarter one year ago;
•	Net income for the current quarter increased 48% to $1.71 million from $1.15 million for the preceding quarter and increased 33% from $1.28 million for the comparable quarter one year ago;
•	Net interest margin for the current quarter remained strong at 3.78%;
•	Non-interest income for the current quarter increased 8% to $2.72 million from $2.50 million for the preceding quarter and increased 11% from $2.44 million for the comparable quarter one year ago;
•	Total delinquent and non-accrual loans decreased 18% during the quarter and 49% year-over-year;
•	Net charge-offs for the current quarter decreased 62% to $256,000 compared to $679,000 for preceding quarter and decreased 59% from $624,000 for the comparable quarter one year ago;
•	Capital levels remain very strong: Total Risk Based Capital Ratio of 16.92%; Tier 1 Leverage Capital Ratio of 11.86%; Tangible Capital to Tangible Assets Ratio of 11.81%; and
•	Book value per common share increased to $10.73, and tangible book value per common share increased to $9.90 at quarter end.

Capital Ratios and Asset Quality

Timberland Bancorp remains very well capitalized with a total risk-based capital ratio of 16.92%, a Tier 1 leverage capital ratio of 11.86% and a tangible capital to tangible assets ratio of 11.81% at December 31, 2012.  On November 1, 2012 the U.S. Treasury successfully auctioned the preferred shares it had purchased from Timberland in December 2008.  The clearing price in the auction was $862.50 per preferred share and the sale closed on November 13, 2012.  Timberland is no longer a participant in the Treasury’s TARP program since the preferred shares are now owned by private investors.  The sale of the preferred shares did not affect Timberland’s capital ratios since the terms of the preferred shares did not change in connection with the sale.

Timberland Q1 Earnings
January 21, 2013

Timberland provisioned $200,000 to its loan loss allowance during the quarter ended December 31, 2012 compared to $900,000 in the preceding quarter and $650,000 in the comparable quarter one year ago. Net charge-offs for the first fiscal quarter decreased to $256,000 compared to $679,000 for the preceding quarter and $624,000 for the comparable quarter one year ago.  Net charge-offs during the current quarter were reduced by recoveries of $240,000 on loans previously charged off.

Total delinquent loans (past due 30 days or more) and non-accrual loans decreased 18% to $25.0 million at December 31, 2012 from $30.4 million at September 30, 2012 and decreased 49% from $49.1 million one year ago.  The non-performing assets to total assets ratio decreased to 5.13% at December 31, 2012 compared to 5.19% three months earlier and 5.55% one year ago.

Non-accrual loans increased slightly to $21.7 million at December 31, 2012 from $21.3 million at September 30, 2012 and decreased from $27.8 million at December 31, 2011.  The non-accrual loans at December 31, 2012 were comprised of 58 loans and 46 credit relationships. By dollar amount per category: 39% of non-accrual loans are secured by land and land development properties; 31% are secured by residential properties; 27% are secured by commercial properties; and 3% are secured by residential construction projects.

Other real estate owned (“OREO”) and other repossessed assets decreased to $13.2 million at December 31, 2012 from $13.3 million at September 30, 2012 and increased from $7.7 million at December 31, 2011.  At December 31, 2012 the OREO portfolio consisted of 55 individual properties.  The properties consisted of eight commercial real estate properties totaling $6.4 million, 34 land parcels totaling $4.3 million, 12 single family homes totaling $1.6 million and a condominium project of $842,000.  During the quarter ended December 31, 2012, 12 OREO properties totaling $1.2 million were sold for a net gain of $211,000.

Balance Sheet Management

Total assets decreased by $2.3 million to $734.6 million at December 31, 2012 from $737.0 million at September 30, 2012.  The decrease in total assets was primarily due to a $3.5 million decrease in total deposits which reduced the amount of assets held in overnight funds.

Liquidity as measured by cash and cash equivalents, CDs held for investment and available for sale investments was 18.2% of total liabilities at December 31, 2012 compared to 19.3% at September 30, 2012 and 21.2% one year ago.

Net loans receivable increased $6.4 million to $544.9 million at December 31, 2012 from $538.5 million at September 30, 2012.  The increase was primarily due to a $14.3 million increase in commercial real estate loan balances, a $1.9 million increase in one-to four-family loan balances, a $943,000 increase in multi-family loan balances and a $2.2 million decrease in the undisbursed portion of construction loans in process.  These increases to net loans receivable were partially offset by decreases of $9.4 million in construction and land development loan balances, $1.8 million in consumer loan balances and $1.7 million in land loan balances.  The increase in commercial real estate loan balances and the decrease in construction loan balances were primarily due to several large commercial construction loan projects converting to permanent financing during the quarter.

Timberland continued to reduce its exposure to land development and land loans.  Land development loan balances decreased to $581,000 at December 31, 2012, a 68% decrease year-over-year.  The Bank’s land loan portfolio decreased to $37.9 million at December 31, 2012, a 4% decrease from the preceding quarter and an 18% decrease year-over-year.  The well diversified land loan portfolio consists of 301 loans on a variety of land types including individual building lots, acreage, raw land and commercially zoned properties.  The average loan balance for the entire land portfolio was approximately $126,000 at December 31, 2012.

Timberland Q1 Earnings
January 21, 2013

LOAN PORTFOLIO
	December 31, 2012		September 30, 2012		December 31, 2011
($ in thousands)	Amount	Percent	Amount	Percent	Amount	Percent

Mortgage Loans:
One-to four-family	$108,835	19%	$106,979	19%	$110,502	20%
Multi-family	48,464	8	47,521	8	30,866	6
Commercial	270,537	47	256,254	45	245,874	44
Construction and land
development	46,985	8	56,406	10	57,803	10
Land	37,920	7	39,655	7	46,198	8
Total mortgage loans	512,741	89	506,815	89	491,243	88

Consumer Loans:
Home equity and second
mortgage	31,196	6	32,814	6	34,607	6
Other	6,029	1	6,183	1	6,695	1
Total consumer loans	37,225	7	38,997	7	41,302	7

Commercial business loans	22,596	4	22,588	4	27,426	5
Total loans	572,562	100%	568,400	100%	559,971	100%
Less:
Undisbursed portion of
construction loans in
process	(14,100)		(16,325)		(17,073)
Deferred loan origination
fees	(1,767)		(1,770)		(1,884)
Allowance for loan losses	(11,769)		(11,825)		(11,972)
Total loans receivable, net	$544,926		$538,480		$529,042

CONSTRUCTION LOAN COMPOSITION

	December 31, 2012		September 30, 2012		December 31, 2011
($ in thousands)	Amount	Percent of Loan Portfolio	Amount	Percent of Loan Portfolio	Amount	Percent of Loan Portfolio

Custom and owner / builder	$33,530	6%	$33,345	6%	$28,797	5%
Speculative one- to four-
family	1,912	--	1,880	--	2,186	1
Commercial real estate	10,617	2	20,247	4	16,693	3
Multi-family (including
condominium)	345	--	345	--	8,320	1
Land development	581	--	589	--	1,807	--
Total construction loans	$46,985	8%	$56,406	10%	$57,803	10%

Timberland Q1 Earnings
January 21, 2013

Timberland’s loan originations were $51.9 million during the quarter ended December 31, 2012 compared to $69.0 million for the preceding quarter and $51.6 million for the quarter one year ago.  Timberland continues to sell fixed rate one-to-four family mortgage loans into the secondary market for asset–liability management purposes and to generate non-interest income.  During the quarter ended December 31, 2012, $24.1 million fixed-rate one-to four-family mortgage loans were sold compared to $28.5 million for the preceding quarter and $22.9 million for the comparable quarter ended one year ago.

Timberland’s mortgage-backed securities (“MBS”) and other investments decreased by $405,000 during the quarter to $7.9 million at December 31, 2012 from $8.3 million at September 30, 2012, primarily due to prepayments and scheduled amortization.  During the quarter ended December 31, 2012, other-than-temporary-impairment (“OTTI”) credit related write-downs and realized losses of $10,000 were recorded on private label MBS.  At December 31, 2012 the Bank’s remaining private label MBS portfolio had been reduced to $2.7 million from an original acquired balance of $15.3 million.

DEPOSIT BREAKDOWN ($ in thousands)
	December 31, 2012		September 30, 2012		December 31, 2011
	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest bearing	$78,425	13%	$75,296	13%	$61,178	10%
N.O.W. checking	152,431	26	150,139	25	156,799	27
Savings	87,628	15	87,493	15	85,335	15
Money market	79,142	13	79,549	13	66,266	11
Certificates of deposit under $100	123,510	21	127,909	21	136,859	23
Certificates of deposit $100 and over	73,263	12	77,540	13	82,738	14
Certificates of deposit – brokered	- -	--	- -	--	--	--
Total deposits	$594,399	100%	$597,926	100%	$589,175	100%

Total deposits decreased $3.5 million, or 1% to $594.4 million at December 31, 2012, from $597.9 million at September 30, 2012 primarily as a result of an $8.7 million decrease in certificates of deposit account balances and a $407,000 decrease in money market account balances.  These decreases were partially offset by increases of $3.1 million in non-interest bearing account balances and $2.3 million in N.O.W. checking account balances.

Total shareholders’ equity increased $1.58 million to $91.90 million at December 31, 2012, from $90.32 million at September 30, 2012.  The increase in shareholders’ equity was primarily a result of net income for the quarter.  Book value per common share increased to $10.73 and tangible book value per common share increased to $9.90 at December 31, 2012.

Operating Results

Fiscal first quarter operating revenue (net interest income before provision for loan losses, plus non-interest income excluding OTTI charges and valuation allowances or recoveries on mortgage servicing rights (“MSRs”)), decreased 3% to $8.86 million from $9.12 million for the preceding quarter and increased 2% from the $8.72 million for the comparable quarter one year ago.

Net interest income decreased 1% to $6.39 million for the quarter ended December 31, 2012 from $6.46 million for the preceding quarter and increased 1% from $6.30 million for the comparable quarter one year ago.  The net interest margin for the current quarter decreased to 3.78% from 3.83% for the preceding quarter and increased from 3.73% for the comparable quarter one year ago.

Non-interest income increased 8% to $2.72 million for the quarter ended December 31, 2012, from $2.50 million in the preceding quarter and increased 11% from $2.44 million for the comparable quarter one year ago.  The increase in non-interest income compared to the preceding quarter was primarily due to a $388,000 net increase in the valuation adjustment on the Bank’s MSRs, which was partially offset by $107,000 decrease in gain on sale of loans.  The $388,000 net increase in the valuation adjustment was comprised of a $254,000 recovery in the current quarter and a $134,000 allowance in the preceding quarter.  The decrease in gains on sale of loans was primarily due to a decrease in the dollar volume of fixed-rate one-to four-family loans sold during the current quarter.

Timberland Q1 Earnings
January 21, 2013

Total operating (non-interest) expenses decreased 4% to $6.38 million for the first fiscal quarter from $6.68 million for the preceding quarter and increased 3% from $6.22 million for the comparable quarter one year ago.  The decreased expenses for the current quarter compared to the preceding quarter were primarily the result of a $396,000 decrease in OREO and other repossessed assets expense.  OREO related expenses during the current quarter were reduced by $211,000 in net gains on sale of OREO properties.

The provision for income taxes increased $589,000 to $819,000 for the quarter ended December 31, 2012, from $230,000 for the preceding quarter primarily due to higher income before income taxes.  Also affecting the comparison was a $205,000 recovery to the deferred tax valuation allowance (recorded during the quarter ended September 30, 2012) based on the expected implementation of certain tax planning strategies.  The deferred tax valuation allowance relates to a capital loss carry forward on the sale of securities in fiscal 2008.

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank (“Bank”).  The Bank opened for business in 1915 and serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 22 branches (including its main office in Hoquiam).

Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.”  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future performance.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated, including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our loan loss reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Board of Governors of the Federal Reserve System and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action or require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements or restrictions, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules including as a result of Basel III; the impact of the Dodd Frank Wall Street Reform and Consumer Protection Act and the implementation of related rules and regulations; our ability to attract and retain deposits;  increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates;  increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common and preferred stock; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management’s beliefs and assumptions at the time they are made.  We undertake no obligation to publicly update or revise any forward-looking statements included in this report or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  We caution readers not to place undue reliance on any forward-looking statements.  We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  These risks could cause our actual results for fiscal 2013 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company’s operations and stock price performance.

Timberland Q1 Earnings
January 21, 2013

TIMBERLAND BANCORP INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
($ in thousands, except per share amounts)
(unaudited)
	Three Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,
	2012	2012	2011
Interest and dividend income
Loans receivable	$7,414	$7,577	$7,805
MBS and other investments	77	81	125
Dividends from mutual funds	12	6	13
Interest bearing deposits in banks	86	86	89
Total interest and dividend income	7,589	7,750	8,032

Interest expense
Deposits	728	822	1,169
FHLB advances	472	472	562
Total interest expense	1,200	1,294	1,731
Net interest income	6,389	6,456	6,301

Provision for loan losses	200	900	650
Net interest income after provision for loan losses	6,189	5,556	5,651

Non-interest income
OTTI and realized losses on MBS
and other investments, net	(10)	(25)	(60)
Service charges on deposits	947	980	970
Gain on sale of loans, net	642	749	560
Bank owned life insurance (“BOLI”) net earnings	143	150	157
Valuation recovery (allowance) on MSRs	254	(134)	84
ATM and debit card interchange transaction fees	515	551	517
Other	224	232	216
Total non-interest income, net	2,715	2,503	2,444

Non-interest expense
Salaries and employee benefits	3,114	3,061	2,929
Premises and equipment	690	696	650
Advertising	177	173	208
OREO and other repossessed assets expense, net	288	684	502
ATM	221	196	194
Postage and courier	113	120	118
Amortization of core deposit intangible (“CDI”)	33	37	37
State and local taxes	139	148	149
Professional fees	242	195	178
FDIC insurance	241	239	225
Other insurance	52	51	56
Loan administration and foreclosure	138	201	161
Data processing and telecommunications	287	346	300
Deposit operations	164	183	223
Other	478	347	291
Total non-interest expense	6,377	6,677	6,221

(Table continued on following page)

Timberland Q1 Earnings
January 21, 2013

	Three Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,
	2012	2012	2011
Income before income taxes	$2,527	$1,382	$1,874
Provision for income taxes	819	230	591
Net income	1,708	1,152	1,283

Preferred stock dividends	(201)	(208)	(208)
Preferred stock discount accretion	(63)	(61)	(59)
Net income to common shareholders	$1,444	$883	$1,016

Net income per common share:
Basic	$0.21	$0.13	$0.15
Diluted	0.21	0.13	0.15

Weighted average common shares outstanding:
Basic	6,815,782	6,780,899	6,780,516
Diluted	6,815,782	6,780,899	6,780,516

Timberland Q1 Earnings
January 21, 2013

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts) (unaudited)	Dec. 31,	Sept. 30,	Dec. 31,
	2012	2012	2011
Assets
Cash and due from financial institutions	$12,082	$11,008	$12,671
Interest-bearing deposits in banks	73,766	85,660	98,876
Total cash and cash equivalents	85,848	96,668	111,547

Certificates of deposit (“CDs”) held for investment, at cost	26,752	23,490	19,810
MBS and other investments:
Held to maturity, at amortized cost	3,197	3,339	3,941
Available for sale, at fair value	4,682	4,945	6,284
FHLB stock	5,604	5,655	5,705

Loans receivable	554,659	548,878	537,904
Loans held for sale	2,036	1,427	3,110
Less: Allowance for loan losses	(11,769)	(11,825)	(11,972)
Net loans receivable	544,926	538,480	529,042

Premises and equipment, net	18,027	17,886	17,353
OREO and other repossessed assets, net	13,230	13,302	7,714
BOLI	16,668	16,524	16,074
Accrued interest receivable	2,080	2,183	2,388
Goodwill	5,650	5,650	5,650
Core deposit intangible	217	249	360
Mortgage servicing rights, net	2,213	2,011	2,169
Prepaid FDIC insurance assessment	957	1,186	1,873
Other assets	4,570	5,386	5,939
Total assets	$734,621	$736,954	$735,849

Liabilities and shareholders’ equity
Deposits: Non-interest-bearing demand	$78,425	$75,296	$61,178
Deposits: Interest-bearing	515,974	522,630	527,997
Total deposits	594,399	597,926	589,175

FHLB advances	45,000	45,000	55,000
Repurchase agreements	625	855	538
Other liabilities and accrued expenses	2,694	2,854	3,806
Total liabilities	642,718	646,635	648,519
Shareholders’ equity
Preferred stock, $.01 par value; 1,000,000 shares authorized; 16,641 shares, Series A, issued and outstanding $1,000 per share liquidation value	16,292	16,229	16,048
Common stock, $.01 par value; 50,000,000 shares authorized; 7,045,036 shares issued and outstanding	10,500	10,484	10,464
Unearned shares- Employee Stock Ownership Plan	(1,653)	(1,719)	(1,917)
Retained earnings	67,232	65,788	63,286
Accumulated other comprehensive loss	(468)	(463)	(551)
Total shareholders’ equity	91,903	90,319	87,330
Total liabilities and shareholders’ equity	$734,621	$736,954	$735,849

Timberland Q1 Earnings
January 21, 2013

KEY FINANCIAL RATIOS AND DATA	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	Dec. 31,	Sept. 30,	Dec. 31,
	2012	2012	2011

PERFORMANCE RATIOS:
Return on average assets (a)	0.92%	0.62%	0.70%
Return on average equity (a)	7.53%	5.14%	5.93%
Net interest margin (a)	3.78%	3.83%	3.73%
Efficiency ratio	70.05%	74.53%	71.14%

	Dec. 31,	Sept. 30,	Dec. 31,
	2012	2012	2011
ASSET QUALITY RATIOS AND DATA:
Non-accrual loans	$21,737	$21,331	$27,803
Loans past due 90 days and still accruing	357	1,198	2,677
Non-performing investment securities	2,334	2,442	2,650
OREO and other repossessed assets	13,230	13,302	7,714
Total non-performing assets (b)	$37,658	$38,273	$40,844

Non-performing assets to total assets (b)	5.13%	5.19%	5.55%
Net charge-offs during quarter	$256	$679	$624
Allowance for loan losses to non-accrual loans	54%	55%	43%
Allowance for loan losses to loans receivable, net (c)	2.11%	2.15%	2.21%
Troubled debt restructured loans on accrual status (d)	$13,008	$13,410	$18,297

CAPITAL RATIOS:
Tier 1 leverage capital	11.86%	11.66%	11.26%
Tier 1 risk based capital	15.66%	15.51%	15.39%
Total risk based capital	16.92%	16.77%	16.65%
Tangible capital to tangible assets (e)	11.81%	11.55%	11.14%

BOOK VALUES:
Book value per common share	$10.73	$10.52	$10.12
Tangible book value per common share (e)	9.90	9.68	9.26

__________________________________________________
(a)  Annualized
(b) Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets.  Troubled debt restructured loans on accrual status are not included.
(c)  Includes loans held for sale and is before the allowance for loan losses.
(d)  Does not include troubled debt restructured loans totaling $10,733, $10,093 and $7,334 reported as non-accrual loans at December 31, 2012, September 30, 2012 and December 31, 2011, respectively.
(e)  Calculation subtracts goodwill and core deposit intangible from the equity component and from assets.

Timberland Q1 Earnings
January 21, 2013

AVERAGE CONSOLIDATED BALANCE SHEETS:	Three Months Ended
($ in thousands) (unaudited)	Dec. 31,	Sept. 30,	Dec. 31,
	2012	2012	2011

Average total loans	$553,404	$547,028	$537,876
Average total interest-bearing assets (a)	676,061	673,827	675,432
Average total assets	739,858	738,161	736,265
Average total interest-bearing deposits	519,308	523,461	526,100
Average FHLB advances and other borrowings	45,649	45,784	55,559
Average shareholders’ equity	90,721	89,695	86,534
_________________________________
(a)  Includes loans and MBS on non-accrual status